EXHIBIT 99.1

FIRST FINANCIAL HOLDINGS, INC.
34 Broad Street – Charleston, S.C. 29401
843-529-5933 – FAX: 843-529-5929
NEWS	NEWS	NEWS	NEWS
Contact:	Susan E. Baham
Executive Vice President
(843) 529-5601

FIRST FINANCIAL HOLDINGS, INC.
REPORTS RESULTS FOR THIRD QUARTER

Charleston, South Carolina (July 20, 2004) -- First Financial Holdings, Inc. (NASDAQ: FFCH) today announced results for its third quarter ended June 30, 2004. Net income totaled $6.7 million for the quarter ended June 30, 2004 compared with $6.5 million for the comparable quarter ended June 30, 2003. Diluted earnings per common share increased to $.52 for the quarter ended June 30, 2004 compared with diluted earnings per common share of $.50 for the comparable quarter ended June 30, 2003. Diluted earnings per common share for the nine months ended June 30, 2004 were $1.42 on net income of $18.3 million, compared with diluted earnings per common share of $1.54 and net income of $20.4 million, respectively, for the nine months ended June 30, 2003.

          President and Chief Executive Officer A. Thomas Hood commented, "We were pleased with operations during the third quarter and are seeing steady growth in non-interest revenues coupled with improving credit quality and good expense control. Total non-interest income increased 32.8% during the quarter ended June 30, 2004 compared with the quarter ended June 30, 2003. Net loan servicing fees increased $3.4 million, reflective of higher valuations of servicing rights during the current period. As a result of higher long term interest rates and slowing prepayment speeds, the valuation of the Company's originated mortgage servicing asset improved during the current quarter ended June 30, 2004, resulting in a $1.7 million recovery of impairment charges previously incurred. One year ago, as market interest rates declined, the Company incurred an impairment charge of $1.4 million related to its originated servicing asset. However, also as a result of higher interest rates and less refinance activity, mortgage loans originated for sale dramatically declined during the quarter ended June 30, 2004 and associated gains from loan sales also declined by $2.4 million. After excluding gains from loan sales and net loan servicing fees/costs recognized during the respective quarters ended June 30, 2004 and 2003, all other sources of non-interest revenues improved by $2.0 million, or 25.3%, during the current quarter. Our January 2004 purchase of the Kimbrell Insurance Group contributed materially to higher total revenues from insurance agency operations, which increased 35.1%. Fees on deposit accounts also grew by 9.4%, attributable to strong growth in the number of retail and business checking accounts."

          Hood noted, "We have recently completed several transactions which we believe will better position the Company for the possibility of a rising rate environment during the next twelve months. The Company incurred charges of $1.5 million during the quarter ended June 30, 2004 to prepay $70 million of selected Federal Home Loan Bank advances. Coupled with sales of longer term mortgage-backed securities, continued sales of fixed-rate conforming loans, higher originations of adjustable-rate loan products and moderate changes to extend maturities of FHLB advances, we believe that our financial performance will improve under various scenarios for increased interest rates. After deducting penalties for prepayment of FHLB advances included in other expenses, total other expenses for the June 2004 quarter increased by $956 thousand, or 5.5%, from levels in the June 2003 comparable quarter, but were slightly lower than expenses incurred in the quarter ended March 31, 2004. Expense growth from one year ago was partially attributable to the acquisition of the Kimbrell Insurance Group, normal annual merit increases and staffing for the January 2004 opening of the Company's 46th branch, our Wal-Mart in-store branch location in North Myrtle Beach, South Carolina."

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First Financial Holdings, Inc.

July 20, 2004

          The provision for loan losses was $1.1 million during the quarter ended June 30, 2004 compared with $1.5 million during the comparable period in fiscal 2003. Net loan charge-offs during the June 2004 quarter declined to 24 basis points on an annualized basis compared with net charge-offs of 39 basis points in the June 2003 quarter and 42 basis points in the most recent quarter ended March 31, 2004. Total problem assets, which include loans ninety days or more delinquent, restructured loans and assets acquired through foreclosure/repossession, declined by 9.6% compared with levels one year ago and also declined 6.0% from levels at March 31, 2004. "Credit quality trends continued to improve this quarter. We are very pleased that total problem assets are at their lowest level in the past four years," Hood concluded.

          Net interest income of $19.2 million during the quarter ended June 30, 2004 declined slightly from net interest income of $19.6 million during the quarter ended June 30, 2003. The net interest margin for the quarter ended June 30, 2004 was 3.36% compared with 3.75% during the quarter ended June 30, 2003. Average earning assets increased 9.5% to $2.3 billion during the quarter ended June 30, 2004 compared with $2.1 billion in the June 2003 quarter. As a result of these variances, net interest income declined 2.1%, or $414 thousand between the two quarters. For the nine months ended June 30, 2004, the Company's net interest margin declined to 3.40% compared to 3.80% during the nine months ended June 30, 2003. On a linked quarter basis, the net interest margin declined five basis points from the March 2004 quarter.

          As of June 30, 2004, total assets of First Financial were $2.5 billion and deposits were $1.5 billion. Loans receivable totaled $1.8 billion at June 30, 2004 and stockholders' equity totaled $163.2 million. Book value per common share increased to $13.18 at June 30, 2004 compared to $12.84 at June 30, 2003. First Financial's Board of Directors previously approved a stock repurchase program to acquire up to 650,000 shares of its common stock subject to market conditions. Through June 30, 2004, the Company has purchased 445,200 shares under the current repurchase program.

          First Financial is the holding company of First Federal, which operates 46 offices located in the Charleston metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick County in coastal North Carolina. The Company also provides insurance, brokerage and trust services through First Southeast Insurance Services, The Kimbrell Insurance Group, First Southeast Investor Services and First Southeast Fiduciary and Trust Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.

          Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, including operating efficiencies, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. The Company's actual results, performance or achievements may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, general economic conditions nationally and in the State of South Carolina, interest rates, the South Carolina real estate market, the demand for mortgage loans, competitive conditions between banks and non-bank financial services providers, regulatory changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended September 30, 2003. Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on these statements.

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First Financial Holdings, Inc.

July 20, 2004

FIRST FINANCIAL HOLDINGS, INC.
Unaudited Consolidated Financial Highlights
(in thousands, except share data)

	Three Months Ended			Nine Months Ended

	06/30/04	06/30/03	03/31/04	06/30/04	06/30/03

Statements of Income
Interest income	$ 31,545	$ 32,998	$ 32,037	$ 95,342	$ 102,750
Interest expense	12,392	13,431	12,428	37,441	43,108
Net interest income	19,153	19,567	19,609	57,901	59,642
Provision for loan losses	(1,125)	(1,450)	(1,825)	(4,375)	(4,585)
Net interest income after provision	18,028	18,117	17,784	53,526	55,057
Other income
Net gain on sale of loans	390	2,749	744	1,344	7,311
Net gain on sale of investments and
mortgage-backed securities	659	523	958	2,053	1,709
Brokerage fees	635	432	650	1,779	1,456
Commissions on insurance	4,140	3,085	5,021	12,007	9,354
Other agency income	373	256	430	1,065	765
Service charges and fees on deposit accounts	2,931	2,680	2,833	8,521	7,863
Loan servicing fees	2,122	(1,303)	(1,150)	1,387	(2,299)
Real estate operations (net)	(197)	(161)	(274)	(656)	(519)
Other	1,273	1,019	1,213	3,716	3,333
Total other income	12,326	9,280	10,425	31,216	28,973
Other expenses
Salaries and employee benefits	11,302	10,770	11,238	33,841	32,764
Occupancy costs	1,261	1,314	1,357	3,900	3,901
Marketing	558	549	391	1,299	1,349
Depreciation, amort., etc.	1,016	1,276	1,331	3,779	3,981
Prepayment fees	1,548			1,548
Other	4,117	3,389	3,988	11,745	10,306
Total other expenses	19,802	17,298	18,305	56,112	52,301
Income before income taxes	10,552	10,099	9,904	28,630	31,729
Provision for income taxes	3,850	3,614	3,514	10,284	11,367
Net income	6,702	6,485	6,390	18,346	20,362
Earnings per common share:
Basic	0.54	0.51	0.51	1.46	1.58
Diluted	0.52	0.50	0.50	1.42	1.54
Average shares outstanding	12,494	12,636	12,560	12,532	12,909
Average diluted shares outstanding	12,795	12,983	12,904	12,883	13,246

Ratios:
Return on average equity	16.10%	16.04%	15.28%	14.81%	16.60%
Return on average assets	1.09%	1.16%	1.05%	1.01%	1.21%
Net interest margin	3.36%	3.75%	3.41%	3.40%	3.80%
Operating expense/average assets	3.23%	3.09%	3.00%	3.10%	3.11%
Efficiency ratio	63.84%	60.73%	62.37%	63.97%	59.83%
Net charge-offs/average net loans, annualized	0.24%	0.39%	0.42%	0.34%	0.38%

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First Financial Holdings, Inc.

July 20, 2004

	06/30/04	06/30/03	03/31/04

Statements of Financial Condition
Assets
Cash and cash equivalents	$94,386	$95,339	$91,055
Investments	68,551	42,648	72,057
Loans receivable	1,812,462	1,811,647	1,806,968
Mortgage-backed securities	361,409	232,356	386,595
Office properties, net	51,704	36,387	36,594
Real estate owned	4,325	4,074	3,949
Intangible assets	22,621	16,021	22,301
Other assets	36,414	30,573	36,097
Total Assets	2,451,872	2,269,045	2,455,616
Liabilities
Deposits	1,468,169	1,462,924	1,470,395
Advances from FHLB	722,000	569,000	689,000
Other borrowings	47,495	26,770	82,553
Other liabilities	50,983	48,392	43,836
Total Liabilities	2,288,647	2,107,086	2,285,784
Stockholders' equity
Stockholders' equity	230,119	212,125	225,433
Treasury stock	(64,511)	(51,447)	(57,805)
Accumulated other comprehensive income (loss)	(2,383)	1,281	2,204
Total stockholders' equity	163,225	161,959	169,832
Total liabilities and stockholders' equity	2,451,872	2,269,045	2,455,616
Stockholders' equity/assets	6.66%	7.14%	6.92%

Common shares outstanding	12,382	12,611	12,550
Book value per share	$13.18	$12.84	$13.53

	06/30/04	06/30/03	03/31/04

Credit quality-quarterly results
Total reserves for loan losses	$14,780	$15,130	$14,725
Loan loss reserves/net loans	0.82%	0.84%	0.81%
Reserves/non-performing loans	169.83%	146.41%	148.54%
Provision for losses	$1,125	$1,450	$1,825
Net loan charge-offs	$1,070	$1,777	$1,909

Problem assets
Non-accrual loans	$8,605	$10,006	$9,553
Accruing loans 90 days or more past due	98	31	71
Renegotiated loans		297	289
REO thru foreclosure	4,325	4,074	3,949
Total	$13,028	$14,408	$13,862
As a percent of total assets	0.53%	0.63%	0.56%